UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 19, 2026

zSpace, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-42431	35-2284050
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

55 Nicholson Lane San Jose, California	95134
(Address of Principal Executive Offices)	(zip code)

(408) 498-4050

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	ZSPC	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Itria Refinancing

On March 19, 2026, zSpace, Inc. (the “Company”), entered into a new Loan and Security Agreement the (“New Loan Agreement”) with Itria Ventures LLC (the “Lender”) in connection with the refinancing of all of its outstanding debt with the Lender. Pursuant to the New Loan Agreement, the Lender agreed to provide the Company with a term loan in the principal amount of $1,344,500 (the “New Loan”) at an interest rate of 18.99% per year. The New Loan is payable on a monthly basis in 24 equal installments, maturing on the 24-month anniversary of the funding date.

The proceeds of the New Loan were used to refinance and pay off in full the two existing Loan and Security Agreements dated August 20, 2025, which had original principal amounts of $1,000,000 each. In connection with this refinancing, the Company, the Lender, and the Company’s existing senior lender (the “Senior Lender”), entered into an amended intercreditor agreement (the “Intercreditor Agreement”) to maintain the subordinated status of the New Loan, pursuant to which, among other things, Itria subordinated its security interest in the assets of the Company to the security interest of the Senior Lender and agreed to certain covenants limiting its ability to declare an event of default under the New Loan Agreement

The Company may prepay the New Loan in full at any time after the first month of the term, subject to a prepayment fee equal to 1.5% of the unpaid principal balance if the New Loan is prepaid within the first 12 months of the term. The New Loan is secured by a second priority lien on substantially all of the Company’s assets and is guaranteed by the Company’s two wholly owned subsidiaries -- zSpace Technologies (Shanghai) Ltd. and zSpace K.K. The New Loan Agreement contains standard representations, warranties and affirmative covenants, including relating to use of proceeds and information rights.

In addition, the New Loan Agreement contains certain customary negative covenants, including that the Company may incur no additional indebtedness other than certain permitted indebtedness. The New Loan Agreement also contains customary events of default, including, but not limited to, upon non-payment, the occurrence of material adverse changes to the Company’s business, or bankruptcy. Upon the occurrence of an event of default, the applicable interest rate would increase by five percentage points and the Lender may declare the outstanding principal and accrued interest immediately due and payable.

The foregoing description of the New Loan Agreement and the Intercreditor Agreements does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the full text of the New Loan Agreement and the Intercreditor Agreement, copies of which are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K, respectively, and are incorporated by reference herein.

Fiza Amendment

On March 22, 2026, the Company and Fiza Investments Limited (“Fiza”) entered into an Amendment No. 4 (the “Fiza Amendment”) to Loan and Security Agreement dated July 11, 2024 (as amended, the “Fiza Loan Agreement”). Pursuant to the Fiza Amendment, the parties agreed to a moratorium on the payment of interest by the Company pursuant to the Fiza Loan Agreement until December 31, 2026 (the “Moratorium Period”). During the Moratorium Period, interest will continue to accrue on the outstanding principal balance at the applicable interest rate and will be deferred and capitalized (added to the outstanding principal balance) on each corresponding accrual date. Following the Moratorium Period, the Company shall continue monthly interest-only payments to Fiza pursuant to the terms of the Fiza Loan Agreement.

The foregoing description of the Fiza Amendment does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the full text of the Fiza Amendment, a copy of which is filed as Exhibit 10.3 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 1.02	Termination of a Material Definitive Agreement.

In connection with the entry into the New Loan Agreement described in Item 1.01 above, the Company repaid all outstanding principal, accrued interest, and applicable fees under the two prior Loan and Security Agreements with Itria Ventures LLC dated August 20, 2025. Upon such repayment, those prior agreements and the related security interests and guarantees were terminated.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K related to the New Loan is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

The following documents are attached as exhibits to this Current Report on Form 8-K:

Exhibit No.	Exhibit Description

10.1†	Business Loan and Security Agreement by and between Itria Ventures LLC and zSpace, Inc. in the amount of $1,344,500 dated March 19, 2026.

10.2	Intercreditor Agreement among Itria Ventures LLC, zSpace, Inc. and 3i, LP, dated March 19, 2026.

10.3	Amendment No. 4 dated March 22, 2026 to Loan and Security Agreement dated July 11, 2024, by and between zSpace, Inc. and Fiza Investments Limited.

104	Cover Page Interactive Data File (embedded with the inline XBRL document)

†	Schedules and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(b)(2). The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 24, 2026	zSpace, Inc.

	By:	/s/ Erick DeOliveira
Erick DeOliveira
Chief Financial Officer